Loan Facility Agreement
between

REFUsol GmbH
Uracher Straße 91
72555 Metzingen

(“Borrower”)

and
Bayerische Landesbank
Brienner Straße 18
80333 Munich

(“Bank”)

hereby conclude the following Loan Facility Agreement:

1.	Subject Matter of the Agreement
The Bank grants to the Borrower a General Loan Facility (“loan”) for financing working capital in the amount of
EUR 4,000,000.00
(in words: four million Euros)

2.	Drawdown / Drawdown Requirements

2.1	The loan may be drawn down in Euros through the following individual transactions:

•	Current account overdraft facilities

•	Term loan facilities with minimum amounts of EUR 500,000.00 in each case and with terms from 1 month to 3 months. The term of the individual transactions may not exceed the end of the term.

•
Sureties and letters of credit with the exception of loan sureties, whereby the Bank may request the documents considered to be required by it regarding the Borrower’s principal debt obligation to be secured for the purpose of the individual examination of surety instructions. The Bank reserves the right to reject surety instructions in justified individual cases, as well as for sureties for an indefinite term or exceeding a term of seven years.

2.2	Drawdown requirements

The loan may be drawn down, in whole or in part, as soon as the requirements according to the Appendix “Drawdown requirements” are met and unless a cause exists which entitles the Bank to terminate this loan for cause at the time of a drawdown.

The meeting of the drawdown requirements shall be determined by the Bank.

3.	Term / Repayment

3.1
The Bank shall grant to the Borrower the loan - notwithstanding the Bank’s right of termination in accordance with no. 26.1 of the General Terms and Conditions (“GTC”) - until further notice, no later than by July 31, 2014 (“end of the term”).

3.2
Drawdowns as term loan facility must be repaid at the end of the term of the individual transaction; drawdowns as current account overdraft facility must be repaid in one amount upon the termination of the loan.

3.3
For drawdowns in the form of sureties, the loan shall be repaid through the Bank’s discharge from liability upon the termination of the loan. The discharge obligation shall be fulfilled through the return of the originals of the surety deeds by the Beneficiary with the intention discernible to the Bank to discharge it from its obligation, through the Beneficiary’s binding waiver of liability to the Bank, through securitization through a cash deposit at the Bank, through the provision of a surety of another credit institution or any other ways satisfactory for the Bank. The credit institution providing the surety must be rated at least with an A rating by an internationally recognized rating agency (Moody’s; Standard & Poors; Fitch) and be domiciled in an OECD country, unless it is part of the S Financial Group.

For drawdowns in the form of letters of credit, the loan shall be repaid upon the termination of the loan by analogy to the sureties through the Bank’s discharge from liability.

4.	Accounting Treatment

4.1
All capital turnovers in connection with this loan, i. e. disbursements and repayments (also of partial amounts) as well as interest, commissions and fees shall be debited from the Borrower’s account no. 00/ 4217120 (“settlement account”) at the Bank.

4.2
If drawdowns or agreed individual transactions from the hitherto existing loan facility agreement of August 18 / September 15, 2011 (in the version of the 1st modification agreement of July 30 / August 02, 2012) exist on July 31, 2013, these shall be charged against this loan. Should agreed regulations in the framework of the individual transactions to be taken into account and this Agreement differ, the regulations of this Agreement shall have priority over those of the hitherto concluded Agreements.

5.	Conditions

5.1	For drawdowns as current account overdraft facility the Bank shall charge an interest rate of 3.9 % p. a. until further notice (“interest rate until further notice”).

The interest shall be charged based on 30/360 days and shall be due and payable quarterly in arrears.

5.2
The interest rates and the interest calculation method for term loan facilities shall be agreed in an individual case, and with a lead time of at least two bank working days Bank working day is hereinafter each day on which commercial banks in Munich are generally opened for the public. by 9:30 a.m. (Munich) in each case, based on the respective rates at the money market determined by the Bank. The interest shall be due and payable at the end of each fixed-interest period.

5.3
The commission rate for sureties in Euros shall be 1.64 % p.a. from the guaranteed amount until documented evidence of the extinguishment of the respective surety is furnished to the Bank. The surety commission shall be charged based on act/360 days and be due and payable quarterly in arrears. In addition, the Borrower must pay an issuance fee of EUR 100.00 per surety, which shall become due upon the grant of a surety.

The conditions for the letters of credit to be opened shall be agreed, together with other payments in the Bank’s documented international transaction, in an individual case or separately between the Bank and Borrower.

5.4	Arrangement fee

For the commitment of the loan, a one-off arrangement fee in the amount of EUR 5,000.00 must be paid to the Bank by the Borrower.

The arrangement fee shall be due and payable upon the signing of this Agreement.

5.5	Standby commission

As from August 01, 2013 a standby commission in the amount of 0.25 % p.a. from the part of the committed amount according to item 1 not drawn down shall be paid by the Borrower to the Bank. The standby commission shall be charged on the basis of 30/360 days and shall be due and payable quarterly in arrears.

6.	Securities

The below-mentioned securities shall serve to provide security for all of the Bank’s current and future, including conditional or term claims from the individual transactions charged against the loan - notwithstanding the regulations in no. 21 and no. 22 of the Bank’s GTC. This shall not affect any further earmarking agreed in security agreements or statements of purpose.

6.1	Unrestricted comfort letter of the parent company Advanced Energy Industries, Inc.

6.2	Obligation to provide securities in proper form

The Borrower undertakes to ensure the provision of the above-mentioned securities in proper form in accordance with the Bank’s model.

7.	Requirements / Obligations

7.1
The Borrower undertakes make a well-balanced selection of beneficiaries in connection with utilizations of the loan through sureties, which as far as possible include the entire group of the Borrower’s surety transaction partners.

7.2	The Borrower undertakes to maintain an equity ratio of at least 25 % during the term of this Agreement.

The methodology for calculating the equity ratio is appended as an Appendix to this Agreement. The maintenance of the equity ratio shall be confirmed quarterly as part of the information about the economic circumstances to the Bank by the Borrower (see item 7.5). The maintenance of the equity ratio shall additionally confirmed by the auditors in the scope of the yearly preparation of the annual financial statement provided with an audit certificate (see item 7.5).

7.3	Notwithstanding the provision of securities, the following declaration of equal footing with the Bank is hereby agreed:
The Borrower undertakes to the Bank not to place any other lenders in a better position regarding securities or information for loans granted or yet to be granted to the Borrower, a subsidiary or a third party. Otherwise, the Bank must be placed on equal footing with the other lenders. This shall not apply if the Bank consents to the provision of securities beforehand or if securities which are equivalent in the Bank’s view are provided to the Bank at the same time. This also excludes trade credits on usual conditions as well as the provision of security for such loans through retentions of title and substitute assignments.

7.4	Bank’s involvement in the cross-selling business
The Borrower shall involve the Bank in the cross-selling business to an extent appropriate for the rate of funding (e.g. payment transactions, international and investment business, interest and currency hedges, energy and raw material hedges) in so far as market conditions are offered.

The Borrower is prepared to conduct discussions with the Bank once per calendar year regarding to what extent the foregoing involvement of the Bank was fulfilled in the past year.

7.5	Disclosure of the economic circumstances
The Borrower undertakes to disclose its economic circumstances on an ongoing basis to the Bank. It is especially obliged to submit to the Bank all current documents for evaluating its economic circumstances required in accordance with the specifications of § 18 of the German Banking Act [KWG] and regulatory regulations.

In particular, these are:

◦
The Borrower‘s annual financial statement provided with an audit certificate incl. cash flow statement as well as information about the maintenance of the equity ratio stipulated under item 7.2 confirmed by the auditor by no later than six months after the last balance sheet date;

◦	The parent company Advanced Energy Industries, Inc.’s consolidated financial statements provided with an audit certificate by no later than six months after the last balance sheet date;

◦
The Borrower’s quarterly report on the economic circumstances (target/actual comparison of the turnover, costs, investment and liquidity planning as well as the banking rollforward) including the subsidiaries by no later than six weeks after the end of the quarter. A calculation of the maintenance of the equity ratio stipulated under item 7.2 must also be submitted within the framework of the quarterly reports;

◦	The Borrower’s (including its subsidiaries’) corporate planning (turnover, costs, investment and liquidity planning) must also be submitted by no later than November, 15, of each year.

At the Bank’s request, it is obliged to provide all additional explanatory notes regarding its documents (including its subsidiaries’ documents) and its economic situation (including the economic situation of the subsidiaries). Should additional documents become required, the Borrower undertakes likewise to send these to the Bank.

Furthermore, the Borrower undertakes give notice of all occurrences which can have significant repercussions on the contractual relationship or a long-term influence on its financial circumstances or earnings situation without delay.

7.6	Money Laundering Act [Geldwäschegesetz]

The Borrower undertakes to make available all necessary information and documents to the Bank that the Bank considers to be required to fulfill its obligations under the Money Laundering Act.

8.	Undertaking

Insurance coverage

The Borrower declares that it maintains all usual insurance required for the protection of its assets and its business operation in accordance with the care of a prudent businessperson and namely both regarding the insured risk as well as concerning the amounts of coverage.

9.	Transfer of the Credit Risk to Third Parties, Passing on Information

9.1	In case the Bank (for the purpose of refinancing, equity relief or the risk diversification) avails itself of its right

a)	to transfer or to pledge the claims to which it is entitled under this Loan Agreement - where applicable including corresponding securities - in whole or part to a third party,

b)
to insure the economic risk of the grant of the loan - where applicable including any corresponding securities - in whole or in part with a third party or transfer this to a third party, e. g. through credit derivatives, in connection with asset backed securities transactions or through loan sub-participations, the Borrower shall release the Bank from banking secrecy - if required - in accordance with the regulations in no. 9.2 below.

9.2
A third party may be a member of the European System of Central Banks (e. g. Deutsche Bundesbank), the European Investment Bank, a credit institution, Kreditanstalt für Wie-deraufbau (KfW) or another development bank, a financial services institution, financing enterprise, insurance companies, company pension scheme, a pension fund, capital investment company or a special purpose vehicle founded for purposes of the securitization of loans receivable. The Bank may pass on the economic risk of the grant of the loan to the respective third party as well as to such persons who must be involved in the handling of the transfer for technical or legal reasons, e. g. rating agencies or auditors.

9.3
The Bank shall oblige the third party as well as where applicable any further persons indicated in no. 9.2 within the scope of a confidentiality agreement regarding all customer-related data before passing on the transmitted information if such obligation does not already exist under statutory or professional / occupational regulations.

9.4	In the case of the assignment of loans receivable to Deutsche Bundesbank, the Borrower shall make available balance sheet figures and / or a self-declaration to Deutsche Bundesbank on its requests.

9.5
Transfer of the loans receivable to a third party shall require the Borrower’s written consent. The requirement of consent shall cease to apply if the third party is Deutsche Bundesbank or an enterprise affiliated to the Bank or if the Bank is entitled to terminate this Agreement. The Borrower’s consent may only be refused in response to a legitimate interest. The consent shall be considered to be given if the Borrower has not objected in writing within two bank working days after receipt of the Bank's request for consent. A corresponding request must be addressed to the Borrower in writing, indicating the name of the third party and referring to the consequences of an omitted objection.

10	Final Provisions

10.1	Conclusion by telephone / fax

10.1.1
In connection with the handling of term loan facilities, it is hereby agreed that the conclusion of such transactions shall be done exclusively by telephone and the persons yet to be specified on the appended pre-printed form by the Borrower may conclude corresponding agreements with the Bank. The Borrower shall merely obtain a written confirmation (in the form of a fax or an account statement) regarding the respective conclusion, indicating the amount, the term and the interest after telephone instruction by the Bank. It shall be incumbent on the Borrower to examine this conformation for correctness of the indicated data. An acceptance is not required. The Borrower shall get in contact with the Bank without delay merely in the case of inconsistencies or in case such a confirmation is not received within a reasonable period by the Borrower.

A corresponding conformation must be sent to the Borrower’s following fax number:
07123 - 969 30 130

10.1.2 In connection with the handling of the drawdowns (apart from term loan facilities) under this Agreement, the Borrower may issue instructions by means of fax if the appended pre-printed form is completed and signed by the Borrower and submitted to the Bank.

10.2	Application of the provisions
The regulations of this Agreement shall apply to all individual transactions in accordance with item 2.

10.3	Limitation of actions
If the Bank’s claims are subject to a regular limitation of actions, a limitation period of five years is hereby agreed instead of the statutory limitation period. In other respects, the statutory provisions shall continue to apply.

10.4	General Terms and Conditions
In addition, the Bank’s GTC, General Terms and Conditions for the Corporate Lending Business (“GTCCLB”) and General Terms and Conditions for the Surety Business (“GTCSB”) are an integral part of the Agreement. A copy of the GTC in the version of July 2012, the GTCCLB in version of April 2013 as well as the GTCSB in the version of January 1997 are appended to this Agreement. Should differences exist between the GTC, the GTCCLB and the GTCSB and the regulations of this Agreement, the agreements of this Agreement shall have priority.

The "Uniform Guidelines and Conventions for Documents - Letters of Credit" as currently amended are an integral part of the Agreement. The provisions of these guidelines as currently amended (ERA500) are known to the Borrower.

Regarding first demand guarantees or bonds with comprehensive waiver of objections, the information sheet appended as an appendix hereto shall apply.

10.5	Conclusion of the Agreement

The Bank considers itself bound by this offer up until July 31, 2013. The foregoing Agreement shall only be concluded upon receipt of an original countersigned in legally binding form by the Borrower at the Bank before the end of this time period. This Agreement replaces the hitherto existing credit facility agreement of August 18 / September 15, 2011 in the version of the 1st modification agreement of July 30 / August 02, 2012 as well the contract offer of July 15, 2013.

Metzingen, July 31, 2013	Munich, July 31, 2013
REFUsol GmbH	Bayerische Landesbank

List of Appendices:

•	Appendix “Drawdown requirements”

•	Appendix “Authorization to Conclude Loan Facility Agreements by Telephone”

•	Appendix “Pre-printed Form Instruction by means of Fax Machine”

•	Appendix “GTC”

•	Appendix “GTCCLB”

•	Appendix “GTCSB”

•	Appendix “Information Sheet for First Demand Bonds”

•	Appendix “Letter of Comfort” (comfort letter)

•	Appendix “Calculation of the equity ratio”

Appendix: “Authorization to Conclude Loan Facility Agreements by Telephone“

KN: REFUsolGmbH
(GP: 4217120)

The following persons are entitled until revocation in writing to conclude term loan facilities and overnight borrowing transactions with Bayerische Landesbank for the Borrower within the committed loan facility by telephone.

Name	Restrictions (poss. amount, terms etc.)
Stefan Schäfer	€ 30,000 or less
Michael Seehuber	€ 100,000 or less
Gordon Tredger	€ 500,000 or less
John McMahon	€ 100,000 or less
Danny Heron	Greater than € 500,000

Metzingen, July 31, 2013        REFUsol GmbH

Place, Date

Appendix: Drawdown requirements

A.1
Submission of an overview of the company law structure(s) of the Borrower company/ies, which contains all participation structures and ownership structures up to the natural persons located at the end of a participation chain (e. g. organizational chart of the borrower company/ies, indicating the respective percentage and nominal asset, capital and / voting right shares of each natural person).

A.2	Signed comfort letter of Advanced Energy Industries, Inc.

A.3	A Capacity and Enforceability Legal Opinion under US law corresponding to the Bank’s requirements.

Appendix: Calculation of the Equity Ratio

Definition

“Equity ratio“ = equity / balance sheet total

“Equity” means

(a)	Capital stock

(b)	+ Capital reserve

(c)	+ Retained earnings

(d)	+/- Consolidated balance sheet profit or loss

(e)	+ Minority shares

(f)	+ Subordinated debt (subordination of capital and interest)

(g)	- Goodwill

(h)	- Receivables from shareholders

“Balance sheet total” means

(a)	Balance sheet total in accordance with the consolidated balance sheet

(b)	- Goodwill

(c)	- Receivables from shareholders